Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Lee E. Cole

                     Chairman, President and CEO

                     (805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES FISCAL 2013

FOURTH QUARTER AND FULL-YEAR RESULTS

Fourth Quarter Highlights Include:

•	Net Income before FreshRealm Start-up Expenses and RFG Contingent Consideration Increases to $6.3 Million from $6.2 Million in Last Year’s Fourth Quarter; Actual Net Income Totals $6.0 Million Versus $6.2 Million Last Year

•	Diluted EPS before FreshRealm Start-up Expenses and RFG Contingent Consideration Equals $0.42, Unchanged from Final Period of Fiscal 2012; Actual Diluted EPS Totals $0.40 Versus $0.42 Last Year

•	Revenues Jump 35 Percent to $190.7 Million from $141.6 Million

•	RFG Business Segment Posts 35 Percent Revenue Growth and 9.5 Percent Gross Margin Rate to Provide Strong Incremental Top- and Bottom-Line Contribution

Full-Year Highlights Include:

•	Net Income before FreshRealm Start-up Expenses and RFG Contingent Consideration Totals $19.4 Million Versus $18.9 Million Last Year before Effect of Mexican Tax Charge; Actual Net Income Totals $17.3 Million Versus $17.1 Million Last Year

•	Diluted EPS before FreshRealm Start-up Expenses and RFG Contingent Consideration Equals $1.31 Per Diluted Share Versus $1.27 in Fiscal 2012 before Mexican Tax Item; Actual Diluted EPS Totals $1.17 Versus $1.15 in Fiscal 2012

•	Revenues Advance 25 Percent to Record $691.5 Million from $551.1 Million

•	19 Percent Avocado Volume Growth, RFG Sales Expansion of 24 Percent Reaffirm Calavo Position as a Leading Food Sector Growth Company

SANTA PAULA, Calif. (Jan. 7, 2014)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and producer of value-added fresh foods, today reported strong fiscal 2013 fourth quarter and full-year net income on revenues that climbed to new record highs for both periods.

For the three months ended Oct. 31, 2013, net income before adjustments net of tax associated with the company’s investment in FreshRealm, LLC, which is discussed in further detail below, totaled $6.3 million, or $0.42 per diluted share. Including the after-tax impact of the charge—which approximated $290,000 or $0.02 per diluted

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Calavo Growers, Inc. Announces Fiscal 2013 Fourth Quarter, Full-Year Results/2-2-2

share—net income totaled $6.0 million, equal to $0.40 per diluted share, in the most recent quarter. This compares with net income in the fiscal 2012 fourth quarter of $6.2 million, or $0.42 per diluted share. Fourth-quarter revenues climbed 35 percent to reach $190.7 million from $141.6 million in final period last year.

Gross margin equaled $17.4 million in the fiscal 2013 fourth quarter, which compares with $17.9 million in the year-earlier like period. Operating income edged higher to $8.1 million in the most recent quarter from $7.6 million in the like period one year ago.

Chairman, President and Chief Executive Officer Lee E. Cole: “We completed another successful year punctuated by a final quarter during which each of Calavo’s three business segments continued to register outstanding revenue growth and strong profitability—matching the fourth quarter record for net income before giving effect to the FreshRealm investment.”

Cole continued: “Our top-line growth was paced by an ever-quickening expansion of the avocado industry, which we continue to lead and innovate. We packed 2.3 million more fresh avocado cartons last year over fiscal 2012, almost 14.4 million units in total, indicative of overall industry growth which reached nearly 1.7 billion pounds in 2013 as we had predicted. Demand continues to grow stronger each year as avocados more and more become a staple in American diets. As the company’s revenue acceleration indicates, Calavo is ideally situated to benefit from the strong avocado trend. Beyond fresh avocados, we enjoyed double-digit revenue growth for the quarter and the year in our other two business segments—Calavo Foods and Renaissance Food Group, LLC (RFG)— further moving the sales needle upward.

“And, while growing revenues and profit year over year—indicative of the enduring strength of the Calavo business model—we remained committed to delivering return to our shareholders. The company’s substantial profitability enabled us to return more than $11.0 million to shareholders through Calavo’s annual common stock cash dividend. Enviably, the 70 cent per share payout was a 7.7 percent increase from the prior year and a 250 percent rise since the company became publicly traded in 2002,” Cole stated.

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Net income for the fiscal-year-ended Oct. 31, 2013 totaled $17.3 million, equal to $1.17 per diluted share, which compares with $17.1 million, or $1.15 per diluted share, one year earlier. Results for the most recent year reflect an after-tax impact approximating $2.1 million, equal to $0.14 per diluted share, associated with FreshRealm-related investment ($0.9 million or $0.06 per diluted share) and contingent consideration for the company’s earlier purchase of RFG ($1.2 million or $0.08 per diluted share). The after-tax impact of these charges had the effect of reducing fiscal 2013 net income from about $19.4 million or $1.31 per diluted share. This compares with full-year net income in fiscal 2012 of $18.9 million, equal to $1.27 per diluted share, before giving effect to a $1.8 million income tax expense related to an unfavorable ruling with Mexico’s tax authority’s examination of the 2004 tax year.

Full-year revenues climbed 25 percent to a record $691.5 million from $551.1 million in fiscal 2012. Gross margin was substantially unchanged, standing at $60.1 million in the most-recent year versus $60.7 million in fiscal 2012. Operating income declined to $25.1 million in fiscal 2013 from a year-earlier total of $27.5 million.

Revenues in Calavo’s Fresh business segment surged 38 percent in the fourth quarter to $125.2 million from $91.0 million in the corresponding period last year driven by volume growth and sharply higher prices in the avocado category. Total Fresh segment volume approximated 3.8 million units in the final period, unchanged from the fiscal 2012 fourth quarter. Fresh segment gross margin registered $11.1 million, equal to 8.7 percent of segment sales. This compares with segment gross margin of $11.4 million, or 12.5 percent of segment sales, in last year’s fourth quarter.

Calavo Foods business segment revenues rose to $12.9 million, up 12 percent from $11.6 million in the final quarter of fiscal 2012. Sharply higher fruit costs for prepared avocado products during the majority of the fourth quarter adversely impacted segment gross margin for the period. Gross margin declined to $1.3 million, or 10.2 percent of segment sales, from $3.2 million or 27.5 percent of segment sales, in the final quarter last year.

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RFG business segment revenues advanced 35 percent to $52.6 million from $39.0 million in the fiscal 2012 final quarter. Top-line growth in the RFG segment continued to be propelled by a combination of factors including additional retail penetration to more sales points and an expanding product lineup, the company reported. RFG gross margin equaled $5.0 million, or 9.5 percent of segment sales, a 110 basis point improvement from $3.3 million, or 8.4 percent of segment sales, in the fourth period last year. RFG segment gross margin growth is attributable to the continued leveraging of the business unit’s plants and platform, which also provided incremental contribution to Calavo’s improved overall selling, general and administrative (SG&A) metrics.

Fourth-quarter SG&A expense totaled $9.3 million, equal to 4.9 percent of revenues, improving about 230 basis points from $10.3 million, or 7.2 percent of revenues, in the final period last year. In the most recent period, SG&A dropped significantly even after $597,000 in pre-tax expenses related to its FreshRealm investment and while supporting nearly $50 million in additional company sales, indicative of substantial leveraging of Calavo platforms. As a percentage of gross margin, SG&A decreased 390 basis points to 53.5 percent from 57.4 percent in the fourth quarter last year.

Outlook

Looking to fiscal 2014, CEO Cole stated: “Calavo’s operating trajectory remains squarely on target” and that he maintains “continued confidence and optimism” regarding the company’s prospects in the year ahead.

Cole added: “The fresh avocado forecast points to another strong year for the all-source supply. We will again see robust supplies and all early indicators are tracking favorably for sustained, vigorous growth in U.S. avocado consumption in 2014. As

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significantly, avocado demand is expected to continue growing for many years to come. Our scale-driven packing operations leave us well positioned to leverage these higher volumes to the company’s advantage.”

Turning to RFG, Cole noted that, in the two and half years since being acquired by Calavo, the business unit’s revenues have nearly doubled. He continued: “We are enormously proud of RFG’s operating performance. The business unit’s contribution extends far beyond financial results. Its rate and breadth of product innovation, speed in distribution, and continued market penetration are felt throughout the company. Through RFG, Calavo is strongly positioned as a leader in the fresh-food consumption trend. Not to mention, RFG’s complementary fit with our Fresh and Calavo Foods business segments validate the insight behind this transaction. All expectations are that RFG will continue to deliver strong, double-digit incremental top- and bottom-line results to Calavo.”

In the Calavo Foods segment, Cole anticipates the double-digit upward sales trend line of the past year to continue, along with a return to historic segment gross margins. He said: “We have expanded substantially our retail grocery and institutional foodservice customer bases and, along with that, seen a corresponding climb in demand for our prepared avocado products. Our strengths in sourcing, production management and marketing are serving us well and, despite the final quarter dip in gross margin owing to high fruit costs, the Calavo Foods business segment has an enviable track record of profitability which continues to hold excellent growth prospects.”

On the subject of FreshRealm, Cole called it an “area of considerable promise” and that he is “eagerly awaiting the commercial launch of the new platform in the first half of 2014. First and foremost, this technology holds the promise and potential to add an entirely new direction and distribution methods for fresh food to reach consumers. Moreover, it is indicative of our 90-year-old company’s ability to continuously innovate,

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moving in new directions and building upon our strong heritage and vast resources. We look forward to FreshRealm’s introduction and will undoubtedly be discussing it more as the year progresses.”

Cole concluded: “In sum, Calavo expects to further extend our sustained successes in fiscal 2014 and anticipates another highly successful year. With so much to build upon, along with the operating and financial strength the company brings to bear, the outlook ahead is highly encouraging.”

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, salsa and tortilla chips under the respected Calavo brand name. Calavo Foods’ wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather

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and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest, filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31,	October 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$8,019	$7,103
Accounts receivable, net of allowances of $1,697 (2013) and $3,221 (2012)	55,060	38,870
Inventories, net	28,673	22,948
Prepaid expenses and other current assets	10,757	7,190
Advances to suppliers	3,213	2,369
Income taxes receivable	2,013	2,762
Deferred income taxes	1,995	2,222

Total current assets	109,730	83,464
Property, plant, and equipment, net	52,649	50,562
Investment in Limoneira Company	45,531	38,841
Investment in unconsolidated entities	1,420	520
Goodwill	18,262	18,262
Other assets	12,347	16,242

	$239,939	$207,891

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$14,490	$8,475
Trade accounts payable	11,699	7,898
Accrued expenses	20,939	22,237
Short-term borrowings	33,990	20,170
Dividend payable	11,004	9,612
Current portion of long-term obligations	5,258	5,416

Total current liabilities	97,380	73,808
Long-term liabilities:
Long-term obligations, less current portion	7,792	13,039
Deferred income taxes	6,194	10,665

Total long-term liabilities	13,986	23,704
Commitments and contingencies
Noncontrolling interest, Salsa Lisa	121	357
Total shareholders’ equity	128,452	110,022

	$239,939	$207,891

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended October 31,		Year ended October 31,
	2013	2012	2013	2012
Net sales	$190,673	$141,552	$691,451	$551,119
Cost of sales	173,287	123,696	631,327	490,453

Gross margin	17,386	17,856	60,124	60,666
Selling, general and administrative	9,301	10,258	35,018	33,128

Operating income	8,085	7,598	25,106	27,538
Interest expense	(236)	(243)	(1,098)	(1,152)
Other income (expense), net	21	737	603	1,616

Income before provision for income taxes	7,870	8,092	24,611	28,002
Provision for income taxes	2,124	1,976	7,866	11,055

Net income	5,746	6,116	16,745	16,947
Add: Net loss attributable to noncontrolling interest	284	44	604	105

Net income attributable to Calavo Growers, Inc.	$6,030	$6,160	$17,349	$17,052

Calavo Growers, Inc.’s net income per share:
Basic	$0.40	$0.42	$1.17	$1.15

Diluted	$0.40	$0.42	$1.17	$1.15

Calavo Growers, Inc.’s shares used in per share computation:
Basic	15,030	14,806	14,856	14,795

Diluted	15,038	14,818	14,863	14,808

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Three months ended October 31, 2013
Net sales	$125,180	$12,937	$52,556	$190,673
Cost of sales	114,093	11,623	47,571	173,287

Gross margin	$11,087	$1,314	$4,985	$17,386

Three months ended October 31, 2012
Net sales	$90,974	$11,576	$39,002	$141,552
Cost of sales	79,568	8,393	35,735	123,696

Gross margin	$11,406	$3,183	$3,267	$17,856

Net sales to third parties by segment exclude inter-segment sales and cost of sales. For the three months ended October 31, 2013, and 2012, inter-segment sales and cost of sales for Fresh products totaling $5.8 million, and $7.4 million were eliminated. For the three months ended October 31, 2013, and 2012, inter-segment sales and cost of sales for Calavo Foods totaling $3.8 million, and $3.2 million, were eliminated.

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Year ended October 31, 2013
Net sales	$448,369	$51,614	$191,468	$691,451
Cost of sales	417,176	38,226	175,925	631,327

Gross margin	$31,193	$13,388	$15,543	$60,124

Year ended October 31, 2012
Net sales	$350,582	$46,424	$154,113	$551,119
Cost of sales	316,287	32,422	141,744	490,453

Gross margin	$34,295	$14,002	$12,369	$60,666

Net sales to third parties by segment exclude inter-segment sales and cost of sales. For fiscal years 2013, and 2012, inter-segment sales and cost of sales for Fresh products totaling $29.9 million, and $22.2 million were eliminated. For fiscal years 2013, and 2012, inter-segment sales and cost of sales for Calavo Foods totaling $14.3 million, and $11.6 million, were eliminated.